FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. COMPLETES THREE-PHASE
SELF STORAGE ACQUISITION TOTALING APPROXIMATELY $75 MILLION

Last phase of 16-property portfolio includes the purchase
of six properties in South Carolina for $38.7 million

     CHARLESTON, S.C./MT. PLEASANT, S.C. - November 6, 2012 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT investing in self-storage - has completed a three-phase acquisition of a 16-property portfolio that represents more than 1.1 million square feet of storage space and approximately 8,560 self-storage units in South Carolina, Florida and Georgia for a total aggregate purchase price of approximately $75 million.

     On November 5, 2012, SSTI closed the last phase of the 16-property portfolio which includes the acquisition of six properties located in South Carolina consisting of approximately 3,740 self-storage units for a total aggregate purchase price of approximately $38.7 million. The six sites, which add approximately 459,000 square feet to SSTI's inventory of rental storage space, will be rebranded under the SmartStop® Self Storage trade name.

      "Due to this last acquisition of six core properties, we are now one of the larger self-storage owner/operators in the Charleston/Mt. Pleasant markets," said H. Michael Schwartz, chairman and CEO of SSTI. "We now own and operate 108 properties in 17 states and Canada and will continue to expand in 2013."

     In August, SSTI purchased the first phase in this portfolio, which consisted of eight properties in South Carolina, Florida and Georgia totaling approximately 3,770 self-storage units and approximately 508,200 square feet. In early October, SSTI purchased the second phase in this portfolio, which consisted of two properties in Georgia and South Carolina totaling approximately 1,050 self-storage units and 142,700 square feet.

     The details of the final six self-storage properties acquired are as follows:

South Carolina:

     Charleston

    2343 Savannah Hwy: 390 units, 46,700 square feet
    1533 Ashley River Rd: 430 units, 46,400 square feet
    1951 Maybank Hwy: 570 units, 66,300 square feet

     Mt. Pleasant

    1117 Bowman Rd: 390 units, 41,000 square feet
    1904 Hwy 17 North: 590 units, 63,600 square feet
    1108 Stockade Ln: 1,370 units, 195,100 square feet

      "We look forward to putting our marketing and management efforts to work to drive income and occupancy well past current levels," said Wayne Johnson, senior vice president of acquisitions for SSTI. "The Charleston market has very high barriers to entry."

     Charleston is the second largest city in South Carolina and economists have placed this city as the fastest-growing municipality in South Carolina. The city of Charleston is located just south of the midpoint of South Carolina's coastline, at the confluence of the Ashley and Cooper rivers, which flow together into the Atlantic Ocean. In 2011, Charleston was named #1 U.S. City by Conde Nast Traveler's Readers' Choice Awards. Mount Pleasant is a large suburban town in Charleston County, South Carolina, and is the 3rd largest municipality in this metro area behind Charleston and North Charleston.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace.  SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company's portfolio of wholly-owned properties has expanded to include 108 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 70,000 self-storage units and 8.7 million rentable square feet of storage space.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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Genevieve Anton
Principal
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714-544-6503
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